Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 17, 2017, relating to the financial statements and financial highlights of The Cook and Bynum Fund for the year ended September 30, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.

Cohen & Company

Cohen & Company, Ltd.
Cleveland, Ohio
January 25, 2018